UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 21, 2016

JANEL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-60608	86-1005291
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

303 Merrick Road, Suite 400, Lynbrook, New York 11563

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (516) 256-8143

Inapplicable

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.         Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On March 21, 2016, Janel Corporation (the “Company”) executed a Stock Purchase Agreement (the “Purchase Agreement”) with Indco, Inc., a Tennessee corporation based in Indiana which markets and sells specialty industrial mixers (“Indco”), and the principal stockholder of Indco, Tennessee Valley Ventures II, L.P. (the “Investment Stockholder”), for the purchase by the Company of approximately 97% of the outstanding common stock of Indco (the “Indco Shares”), representing approximately 91.65% of the beneficial ownership of Indco. The balance of Indco’s outstanding shares will continue to be held by Indco’s president, Mark Hennis. Closing of the transactions contemplated by the Purchase Agreement took place on the same day.

Under the terms of the Purchase Agreement, the purchase price for the Indco Shares was $11,000,000, subject to certain closing adjustments as set forth in the Purchase Agreement. The Purchase Agreement contains customary representations, warranties and covenants by each of the parties. The Purchase Agreement further provides that each party will indemnify the other for any breach of the Purchase Agreement by such indemnifying party, failure of any warranty or representation of such party or failure by such party to comply with any covenants or obligations under the Purchase Agreement, subject to certain monetary limitations on the indemnification obligations of Indco and the Investment Stockholder.

Indco will operate as a new business segment for the Company. Mark Hennis, president of Indco, and Kris Wilberding, chief financial officer of Indco, will continue in their roles pursuant to the terms of employment agreements, effective post-closing, entered into between Indco and each of these individuals. The initial term of each employment agreement ends on March 20, 2018, and thereafter will renew for 1-year terms unless either party provides notice that it does not wish to renew. The Company will pay Mr. Hennis an annual salary of $180,000, and will pay Ms. Wilberding an annual salary of $120,000. Each employment agreement also provides that the employee is entitled to typical employee benefits and additional incentive compensation and contains customary restrictive covenants.

First Merchants Bank Credit Facility

On March 21, 2016, Indco executed a Credit Agreement with First Merchants Bank (“First Merchants”) with respect to a $6 million Term Loan and $1.5 million (limited to the borrowing base and reserves) Revolving Loan. Interest will accrue on the Term Loan at an annual rate equal to the one month LIBOR plus either 3.75% (if Indco’s cash flow leverage ratio is less than or equal to 2:1) or 4.75% (if Indco’s cash flow leverage ratio is greater than 2:1). Interest will accrue on the Revolving Loan at an annual rate equal to the one month LIBOR plus 2.75%. Indco’s obligations under the First Merchants credit facilities are secured by all of Indco’s assets, and are guaranteed by the Company. The First Merchants credit facilities will expire on the fifth anniversary of the loans (subject to earlier termination as provided in the Credit Agreement) unless renewed.

Subscription Agreement

On March 21, 2016, the Company entered into a Subscription Agreement (the “Subscription Agreement”) with Oaxaca Group LLC (the “Investor”) for the sale to the Investor of 8,705.33 shares of the Company’s Series C Cumulative Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), at a purchase price of $500.00 per share, or an aggregate of $4,352,663. The Investor beneficially owns 43.4% of the Company’s common stock, which includes exercisable warrants to purchase 250,000 shares of the Company’s common stock.

The Company issued the shares of Series C Preferred Stock on the same date. Such shares were sold to an accredited investor in a private placement in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and Regulation D promulgated thereunder. The Company used the proceeds from the sale for the acquisition of the Indco Shares, as more fully described above.

Item 3.02.         Unregistered Sales of Equity Securities.

The information required by this Item is described in Item 1.01 above.

Item 5.03.         Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 21, 2016, the Company submitted for filing to the Nevada Secretary of State an Amendment to Certificate of Designation After Issuance of Class or Series increasing the number of authorized shares of the Company’s Series C Preferred Stock from 7,000 shares to 20,000 shares, and reducing the dividend rate payable on the Series C Preferred Stock.

Item 9.01.         Financial Statements and Exhibits.

(d)          Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description
3.1	Amendment to Certificate of Designation After Issuance of Class or Series pursuant to NRS 78.1955 for Series C Cumulative Preferred Stock.
10.1	Stock Purchase Agreement, dated as of March 21, 2016, by and between Janel Corporation, Indco, Inc. and Tennessee Valley Ventures II, L.P.
10.2	Employment Agreement dated March 21, 2016 by and between Indco, Inc. and Mark Hennis
10.3	Employment Agreement dated March 21, 2016 by and between Indco, Inc. and Kris Wilberding
10.4	Subscription Agreement, dated March 21, 2016, by and between Janel Corporation and Oaxaca Group LLC
10.5	Credit Agreement, effective as of February 29, 2016, by and between Indco, Inc. and First Merchants Bank
10.6	Term Loan Promissory Note, effective as of February 29, 2016, made by Indco, Inc. payable to First Merchants Bank
10.7	Revolving Loan Promissory Note, effective as of February 29, 2016, made by Indco, Inc. payable to First Merchants Bank
10.8	Security Agreement, effective as of February 29, 2016, made by Indco and the Company, Inc. for the benefit of First Merchants Bank
10.9	Continuing Guaranty Agreement, effective as of February 29, 2016, made by Janel Corporation for the benefit of First Merchants Bank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JANEL CORPORATION
(Registrant)

Date: March 25, 2016	By:	/s/ Brendan Killackey
Brendan Killackey
Chief Executive Officer